Exhibit 10(e)

AMENDMENT NO. 4 TO ASSET PURCHASE AGREEMENT

This Amendment No. 4 to Asset Purchase Agreement (this “Amendment”) is made as of December 31, 2005 by and between Alfa Financial Corporation, an Alabama corporation (the “Seller”), and OFC Servicing Corporation, a Georgia corporation (the “Buyer”). The Buyer and the Seller are referred to collectively as the “Parties.”

The Parties entered into that certain Asset Purchase Agreement dated June 6, 2005, as amended August 31, 2005, October 4, 2005 and December 5, 2005 (the “Agreement”), and they now desire to further amend the Agreement as set forth herein.

In consideration of the mutual promises made in the Agreement, the Parties hereby agree as follows:

1. Defined Terms. Any capitalized term used but not defined in this Amendment shall have the meaning set forth in the Agreement.

2. Updated Schedules. The Agreement is hereby amended to substitute the words “November 30, 2005” in each place that the words “February 28, 2005” appear therein. In addition, the following Schedules to the Agreement and the following section of the Disclosure Schedule are hereby amended and restated in their entirety by replacing them with Annex A attached hereto:

Schedule 1.1	Contract Trial Balance
Schedule 1.2	FF&E
Schedule 1.4	Past Due Leases
Schedule 1.5	Pending Leases
Schedule 1.7	Pre-Funded Leases
Schedule 1.8	Prepaid Expenses
Schedule 1.9	Reserve Listing
Schedule 1.11	Transferred Employees
Schedule 1.12	UNL Leases
Schedule 1.13	Vehicle Leases
Schedule 1.14	VenCore Receivables
Schedule 2	Settlement Statement
Schedule 5	Recourse Pool

Section 3(l) of the Disclosure Schedule — Litigation

3. New Schedule. The attached new Schedule 1.15 is hereby added to the Agreement. Such Schedule 1.15 sets forth the initial direct costs as of November 30, 2005 of all Acquired Receivables originated or arising after June 6, 2005. Such Schedule 1.15 will be updated as of the Closing Date as part of the post-closing Updated Schedules in accordance with Section 2(c)(3)(A) of the Agreement.

4. Definition of “Net Book Value.” The definition of “Net Book Value” in Section 1 of the Agreement is hereby amended by deleting all of clause (c) thereof and replacing it with the following:

“(c) with respect to the FF&E, $221,750.”

5. Closing Date Payment. Section 2(c)(2) of the Agreement is hereby amended by deleting the entire text thereof and replacing such deleted text with the following:

“Closing Date Payment. At the Closing, the Buyer shall pay to the Seller $59,365,517.64 (the “Closing Date Payment”), which is the Purchase Price computed as of November 30, 2005 as set forth on the settlement statement attached hereto as Schedule 2 (the “Settlement Statement”). Such Closing Date Payment shall be paid by (i) the Buyer delivering to the Seller a promissory note (the “Term Note”) in accordance with the Seller Financing Documents in the principal amount of $57,102,998.16, and (ii) the Buyer paying to the Seller the amount of $2,262,519.48 in cash.”

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7. No Other Amendments. Except as expressly set forth herein, the Parties make no other amendment, alteration or modification of the Agreement nor do they, nor does any of them, by executing this Amendment, waive any provision of the Agreement or any right that they or it may have thereunder.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

“Seller”

ALFA FINANCIAL CORPORATION

By:	/s/ Jerry A. Newby
Name:	Jerry A. Newby
Title:	President and Chief Executive Officer

“Buyer”

OFC SERVICING CORPORATION

By:	/s/ Robert F. Hatcher
Name:	Robert F. Hatcher
Title:	President